EXHIBIT 99.1

Contact:  ClearOne Communications, Inc.
              Investor Relations
            (801) 303-3555

CLEARONE REPORTS FISCAL 2009 THIRD QUARTER RESULTS

Salt Lake City, UT – April 30, 2009 – ClearOne Communications, Inc. (NASDAQ: CLRO) today reported financial results for the third quarter and first nine months of fiscal 2009 ended March 31, 2009.

For the fiscal 2009 third quarter, revenue decreased to $7.6 million from $9.2 million in the same quarter of last year.  Gross profit was $4.0 million, or 53% of revenue, compared with $5.7 million, or 62% of revenue, for the prior year period.  Gross profit as a percentage of revenue in the fiscal 2009 third quarter was lower due to an inventory obsolescence charge of $686,000.  Net income was $339,000, or $0.04 per diluted share, which includes the reversal of a $1.1 million contingent legal liability.  Net income for the third quarter of last year was $1.1 million, or $0.10 per diluted share.

During the third fiscal quarter of 2009 and in accordance with generally accepted accounting principles, the company reversed the approximate $1.1 million balance of a contingent liability associated with the indemnification agreements with two former officers indicted by the U.S. Attorney’s Office in July 2007.  A federal criminal trial was held and the jury reached its verdict in February 2009.  As a result of the jury’s conviction of the two former officers on some or all of the crimes with which they were charged – and based on the court’s instructions to the jury – it is no longer probable that the company will be required to pay the $1.1 million amount.  However, both former officers (and counsel for one of them) are plaintiffs in pending lawsuits seeking payment of defense expenses in addition to what the company has already paid in connection with the criminal proceeding.  Therefore, additional payments by the company are reasonably possible.  The company is vigorously contesting these lawsuits.

Under a modified Dutch auction tender offer completed in September 2008, the company purchased approximately 1.3 million shares of its common stock.  Accordingly, diluted weighted average shares outstanding used to calculate earnings per share decreased to 9.0 million for the fiscal 2009 third quarter from 10.7 million for the same period of fiscal 2008.

“Our topline financial results reflect the global decline in technology spending, as well as increased pricing pressure on certain products,” said Zee Hakimoglu, president, chief executive officer and chairman of ClearOne.  “While we currently are seeing signs of improvement, we have and continue to take steps to reduce costs throughout the organization.”

Commenting on the company’s current inventory levels, Hakimoglu said the company built up its inventory levels to mitigate supply chain risk, particularly in light of the economic downturn and its current transition to a larger, more global and capable electronic manufacturing services provider for certain product, and supply its new Asia Pacific Support Center in Hong Kong.  To a lesser extent, the higher inventory reflects lower demand for products.  The company expects to work through the current inventory and return to historical levels.

Hakimoglu added that the company’s Asia Pacific Support Center, which has commenced fulfillment, will better serve the majority of ClearOne’s international partners and enhance profitability due to the favorable Hong Kong business environment.

For the first nine months of fiscal 2009, revenue was $27.8 million, compared with $29.4 million for the first nine months of last year.  Gross profit was $16.4 million, or 59% of revenue, compared with $17.2 million, or 59% of revenue, for the prior year period.  Net income increased to $2.1 million, or $0.22 per diluted share, compared with net income of $1.9 million, or $0.18 per diluted share, for the same period last year.

At March 31, 2009, the company had cash, cash equivalents, and investments of $11.7 million and no long-term debt.

About ClearOne
ClearOne is a communications solutions company that develops and sells audio conferencing systems and other related products for audio, video, and web conferencing applications.  The reliability, flexibility, and performance of ClearOne’s comprehensive solutions create a natural communications environment, which saves organizations time and money by enabling more effective and efficient communication.  For more information, visit ClearOne’s website at www.clearone.com.

This release contains “forward-looking” statements that are based on present circumstances and on ClearOne’s predictions with respect to events that have not occurred, that may not occur, or that may occur with different consequences and timing than those now assumed or anticipated.  Such forward-looking statements, including statements regarding the company’s ability to successfully commercialize newer products and enter new markets, are not guarantees of future performance or results and involve risks and uncertainties that could cause actual events or results to differ materially from the events or results described in the forward-looking statements.  Such forward-looking statements are made only as of the date of this release and ClearOne assumes no obligation to update forward-looking statements to reflect subsequent events or circumstances.  Readers should not place undue reliance on these forward-looking statements.

CLEARONE COMMUNICATIONS, INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
(in thousands of dollars)

	(unaudited)	(audited)
	March 31,	June 30,
	2009	2008
ASSETS
Current assets:
Cash and cash equivalents	$10,908	$3,327
Marketable securities	830	5,922
Accounts receivable, net of allowance for doubtful accounts
of $72 and $87, respectively	5,486	7,238
Deposit, bond for preliminary injunction	0	908
Note receivable	5	43
Inventories, net	14,046	7,799
Income tax receivable	1,015	0
Deferred income taxes	2,606	2,828
Prepaid expenses	716	820
Total current assets	35,612	28,885

Long-term marketable securities	0	11,168
Property and equipment, net	2,634	2,554
Intangible assets, net	39	47
Long-term deferred tax asset	1,067	1,639
Other assets	21	7
Total assets	$39,373	$44,300

LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities:
Accounts payable	$2,741	$2,187
Accrued taxes	0	72
Accrued liabilities	1,946	3,600
Deferred product revenue	4,163	4,547
Total current liabilities	8,850	10,406

Deferred rent	583	700
Other long-term liabilities	1,187	1,054
Total liabilities	10,620	12,160

Shareholders' equity:
Common stock, par value $0.001, 50,000,000 shares authorized,
8,928,387 and 10,228,902 shares issued and outstanding, respectively	9	10
Additional paid-in capital	38,469	44,618
Accumulated other comprehensive income (loss)	(8)	(694)
Accumulated deficit	(9,717)	(11,794)
Total shareholders' equity	28,753	32,140
Total liabilities and shareholders' equity	$39,373	$44,300

CLEARONE COMMUNICATIONS, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands of dollars, except per share amounts)
(unaudited)
	Three Months Ended March 31,		Nine Months Ended March 31,
	2009	2008	2009	2008

Revenue	$7,612	$9,163	$27,840	$29,393

Cost of goods sold	3,605	3,439	11,399	12,153
Gross profit	4,007	5,724	16,441	17,240

Operating expenses:
Sales & Marketing	1,690	1,640	5,600	4,820
Research and product development	1,810	1,701	5,430	5,134
General and administrative	123	1,183	2,451	5,276
Total operating expenses	3,623	4,524	13,481	15,230

Operating income	384	1,200	2,960	2,010

Total other income, net	60	196	221	848

Income from continuing operations before income taxes	444	1,396	3,181	2,858
(Provision) for income taxes	(105)	(335)	(1,104)	(955)
Income from continuing operations	339	1,061	2,077	1,903

Income from discontinued operations, net of tax of $0 and $9	0	0	0	16

Net income	$339	$1,061	$2,077	$1,919

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